SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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Check the appropriate box:

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Preliminary Proxy Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]

Definitive Proxy Statement

[   ]

Definitive Additional Materials

[   ]

Soliciting Material Pursuant to §240.14a-12

MIDWEST AIR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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computed pursuant to Exchange Act Rule 0-11
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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MIDWEST AIR GROUP, INC.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

(414) 570-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2006

To the Shareholders of

MIDWEST AIR GROUP, INC.:

Notice is hereby given that the Annual Meeting of Shareholders (the “Meeting”) of Midwest Air Group, Inc. (the “Company”) will be held at the Clarion Hotel Airport, 5311 South Howell Avenue, Milwaukee, Wisconsin on Wednesday, April 26, 2006 at 10:00 a.m. CDT, for the following purposes:

1.

To elect three directors to serve for a three-year term to expire at the 2009 Annual Meeting of Shareholders; and

2.

To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Holders of record of common stock of the Company at the close of business on March 7, 2006 will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

Your vote is very important. Whether or not you attend the Meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the proxy card in the postage-paid envelope provided (or, if applicable, by following the instructions supplied to you by your bank or brokerage firm for voting by telephone or via the Internet). You retain the right to revoke the proxy at any time before it is actually voted by delivering notice of such revocation to the Secretary of the Company in open meeting or by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date.

By Order of the Board of Directors,

Carol N. Skornicka
Senior Vice President-Corporate Affairs,
Secretary and General Counsel
Milwaukee, Wisconsin
March 23, 2006

MIDWEST AIR GROUP, INC.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

Proxy Statement for Annual Meeting of Shareholders

To Be Held on April 26, 2006

This proxy statement is furnished beginning on or about March 20, 2006 in connection with the solicitation of proxies by the Board of Directors of Midwest Air Group, Inc. (the “Company”) to be used at the Annual Meeting of Shareholders (the “Meeting”) of the Company, which will be held at 10:00 a.m. CDT, Wednesday, April 26, 2006 at the Clarion Hotel Airport, 5311 South Howell Avenue, Milwaukee, Wisconsin and at any adjournments or postponements thereof.

Shareholders may vote their shares in one of four ways.

(1) By mail. The shares of a shareholder who completes and properly signs the accompanying proxy card and returns it in the enclosed envelope before the Meeting will be voted as directed by such shareholder at the Meeting and any adjournments or postponements of the Meeting. The shares of a shareholder who properly signs and returns the proxy card, but does not specify how to vote, will be voted in favor of the election of the director nominees listed below except that proxy cards returned by a broker to indicate a broker non-vote will not be so voted and will not constitute a vote “for” or “against” any of the proposals.

(2) By telephone. Most shareholders who hold their shares in “street name” through a broker, nominee, fiduciary or other custodian will receive a voting form from their bank or brokerage firm, rather than the Company’s proxy card. A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote by telephone. If a shareholder’s bank or brokerage firm is participating in the telephone voting program, then such bank or brokerage firm will provide the shareholder with instructions for voting by telephone on the voting form. If a shareholder’s bank or brokerage firm does not provide the shareholder with a voting form, but the shareholder instead receives the Company’s proxy card, then such shareholder should mark the enclosed proxy card, date it and sign it, and return it in the enclosed envelope.

(3) Via the Internet. Most shareholders who hold their shares in “street name” through a broker, nominee, fiduciary or other custodian will receive a voting form from their bank or brokerage firm, rather than the Company’s proxy card. A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote via the Internet. If a shareholder’s bank or brokerage firm is participating in the online voting program, then such bank or brokerage firm will provide the shareholder with instructions for voting via the Internet on the voting form. If a shareholder’s bank or brokerage firm does not provide the shareholder with a voting form, but the shareholder instead receives the Company’s proxy card, then such shareholder should mark the enclosed proxy card, date it and sign it, and return it in the enclosed envelope.

(4) In person. Written ballots will be available from the Company’s Secretary before the Meeting commences. A shareholder whose shares are held in the name of a bank, broker or other holder of record must obtain a proxy, executed in such shareholder’s favor, from the record holder in order for such shareholders to vote their shares in person at the Meeting. However, shareholders who send in their proxy cards, and also attend the Meeting, do not need to vote again unless they wish to revoke their proxy.

Telephone and Internet voting procedures, if available, are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies.

Any shareholder (other than shareholders holding shares in “street name”) giving a proxy may revoke it at any time before it is exercised by delivering notice of such revocation to the Secretary of the Company in open meeting or in writing by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. Presence at the Meeting by a shareholder who has signed a proxy does not itself revoke the proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on March 7, 2006. As of the record date, there were 17,611,503 shares outstanding of the Company’s common stock (“Common Stock”), par value $0.01 per share. Each share of Common Stock is entitled to one vote on each matter to come before the Meeting.

ELECTION OF DIRECTORS

The Board of Directors has eight members, divided into three classes. Each year, one class is elected to serve for a term of three years. At the Meeting, holders of Common Stock will be entitled to elect three directors. Each of the five directors in the other classes will continue to serve in accordance with his previous election. Directors will be elected by a plurality of votes cast at the Meeting (assuming a quorum is present). For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Consequently, any shares not voted at the Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors (assuming a quorum is present).

Proxies received representing Common Stock will, unless otherwise directed, be voted in favor of the election of each of the three nominees named below to serve as directors until the 2009 Annual Meeting of Shareholders and until their respective successors have qualified and been elected. Pursuant to the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board of Directors must have been received by the Secretary by February 5, 2006. As no notice of any such other nominations was received, no other nominations for election to the Board of Directors may be made by shareholders at the Meeting.

Listed below are the names of the nominees for election to the Board of Directors at the Meeting for a three-year term and of each director of the Company whose term will continue after the Meeting, together with certain additional information concerning each such nominee and director as of March 1, 2006. As used below, “Company” refers to Midwest Air Group, Inc. (known as Midwest Express Holdings, Inc. from July 1995 through December 2003) and, for the period prior to the formation of Midwest Express Holdings, Inc. in July 1995, to Midwest Airlines, Inc. (“Midwest Airlines”), which is a wholly owned subsidiary of Midwest Air Group, Inc. The nominees are currently directors of the Company. If any of the nominees should be unable or unwilling to serve, then the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

All nominees are current directors and each attended 100% of the meetings of the Board held since their most recent prior election.

NOMINEES FOR ELECTION AS DIRECTORS

Terms Expiring at 2009 Annual Meeting

Name	Age	Business Experience During Last Five Years	Director Since

Samuel K. Skinner	67	Currently Of Counsel to Greenberg Traurig, LLP (national law firm). Chair of Chicago Governmental Affairs Practice. Chairman, President and Chief Executive Officer of USF Corporation from 2000 to 2003. Co-Chairman of the law firm Hopkins & Sutter from 1998 to 2000. White House Chief of Staff from 1991 to 1992 and U.S. Secretary of Transportation from 1989 to 1991.	1998

Elizabeth T. Solberg	66	Independent consultant. Regional President and Senior Partner of Fleishman-Hillard Inc. (international public relations firm) from 1998 to 2005. Director Ferrellgas, Inc., general partner of Ferrellgas Partners, L.P.	2001

Richard H. Sonnentag	65	Managing partner of Cobham Group LP (investment partnership) since 1994. Private investor since 1990. Served as a director of Midwest Airlines from 1983 to 1990.	1997

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL NOMINEES.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring at 2007 Annual Meeting

Name	Age	Business Experience During Last Five Years	Director Since

John F. Bergstrom	59	Chairman and Chief Executive Officer of Bergstrom Corporation (automobile sales and leasing) since 1974. Director of Wisconsin Energy Corporation, Kimberly-Clark Corporation and Banta Corporation.	1993

Frederick P. Stratton, Jr.	66	Chairman Emeritus of Briggs & Stratton Corporation (engine manufacturing). Chairman of the Board of Directors of Briggs & Stratton Corporation from 2001 to January 2003. Chairman and Chief Executive Officer of Briggs & Stratton Corporation from 1986 to 2001 (retired as Chief Executive Officer 2001). Director of Baird Funds, Inc., Weyco Group, Inc. and Wisconsin Energy Corporation.	1988

Terms Expiring at 2008 Annual Meeting

Name	Age	Business Experience During Last Five Years	Director Since

Timothy E. Hoeksema	59	Chairman of the Board, President and Chief Executive Officer of the Company since 1983. Director of Marshall & Ilsley Corporation from 1999-2003. Director of The Marcus Corporation.	1983

Ulice Payne, Jr.	50	President of Addison-Clifton, LLC (provider of global trade compliance advisory services) from May 2004 to present. President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from 2002 to 2003. Partner with Foley & Lardner LLP (national law firm) from 1998 to 2002. Director of Northwestern Mutual, Wisconsin Energy Corporation and Badger Meter, Inc.	1998

David H. Treitel	51	Chairman and Chief Executive Officer of SH&E, Inc. (aviation consulting) since 1996. President of SH&E, Inc. from 1993 to 1999. Equity Trustee of Lease Investment Flight Trust since 2001. Independent Trustee of Aircraft Finance Trust since 1999. Independent Trustee of Castle 2003-1 and Castle 2003-2 since 2003.	1984

Independence, Meetings, Committees, Governance Documents and Communications with Board

Independence and Meetings

The Company’s Board of Directors has affirmatively determined that all of the Company’s directors (other than Mr. Hoeksema) are “independent” as defined in the corporate governance listing standards of the American Stock Exchange (“AMEX”).

The Company’s Board of Directors held four in-person meetings and eight telephonic meetings in 2005. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he or she serves. It is the Company’s policy that its directors use their best efforts to attend (either in person or by telephone) all of the Board of Directors meetings, committee meetings, and annual and special shareholders’ meetings. All directors attended the Company’s 2005 Annual Meeting of Shareholders in person.

The Company requires its non-management directors to meet in executive session at the end of each regularly scheduled Board of Directors meeting, not including routine telephonic meetings, and at such other times as any of the non-management directors determine necessary or appropriate. The chairpersons of the Audit Committee, the Compensation Committee, and the Board Affairs and Governance Committee alternate as the presiding director of the executive sessions of the non-management directors.

The Company’s Board of Directors annually conducts an assessment of its performance and effectiveness, and directors annually assess their individual performance.

Committees

The Board of Directors has four standing committees: an Audit Committee, a Board Affairs and Governance Committee, a Compensation Committee, and an Executive Committee.

Audit Committee. The Audit Committee, which in 2005 met four times in person and six times on regularly scheduled telephone calls, currently consists of Messrs. Sonnentag (Chairman), Stratton and Payne. The Company’s Board of Directors has determined that Mr. Sonnentag qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). The Audit Committee exercises the powers of the Board of Directors in connection with the Company’s accounting and financial reporting practices, and provides a channel of communication between the Board of Directors and the Company’s internal audit function and independent registered public accountants. The Audit Committee annually reviews its charter and performs an evaluation of its performance and effectiveness.

Board Affairs and Governance Committee. The Board Affairs and Governance Committee, which met five times in 2005, currently consists of Messrs. Treitel (Chairman) and Skinner and Ms. Solberg. The Board Affairs and Governance Committee recommends nominees for the Company’s Board of Directors and reviews qualifications, compensation and benefits for the Board of Directors, and other matters relating to the Board. The Board Affairs and Governance Committee annually reviews its charter and performs an evaluation of its performance and effectiveness.

The Board of Directors has delegated the identification, recruitment and screening of director candidates for shareholder election to the Board Affairs and Governance Committee. In identifying and evaluating nominees for director, the Board Affairs and Governance Committee seeks to ensure that the Board of Directors possesses, in the aggregate, the strategic, managerial, and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board of Directors is composed of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. The Board Affairs and Governance Committee evaluates each candidate on a case-by-case basis, regardless of who recommended the nominee, based on the director expectations and qualifications set forth in the Company’s Corporate Governance Guidelines. In addition, the Board Affairs and Governance Committee believes it is important and ensures that at least one director has the requisite experience and expertise to be designated as an “audit committee financial expert.”

In looking at the qualifications of each candidate to determine if his or her election would further the goals described above, the Board Affairs and Governance Committee takes into account all factors it considers appropriate, which may include leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. In addition, the Board Affairs and Governance Committee believes that all directors must possess the following specific qualities and skills:

•

A director should be highly accomplished in his or her respective field, with superior credentials and recognition.

•

A director should have expertise and experience relevant to the Company’s business, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience.

•

A director must have time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

•

A director should have demonstrated the ability to work well with others.

The Board Affairs and Governance Committee maintains a list of potential directors who may satisfy these criteria and who the Committee believes may be qualified to serve on the Board. The Committee also solicits nominations from the Board of Directors. The Board Affairs and Governance Committee assesses the performance of each director whose term is expiring to determine whether he or she should be nominated for re-election. The Board Affairs and Governance Committee may retain resources including a director search firm to assist in the identification, recruitment and screening of director candidates.

The Board Affairs and Governance Committee will consider persons recommended by shareholders to become nominees for election as directors. Shareholders should send their written recommendations for director nominees to the Board Affairs and Governance Committee in care of the Secretary of the Company, together with appropriate biographical information concerning each proposed nominee, subject to the requirements described below.

The Company’s Bylaws set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the Company’s Bylaws. Pursuant to these requirements, a shareholder must give a written notice of intent to the Secretary of the Company not less than 45 days nor more than 70 days prior to the first annual anniversary of the date set forth on the Company’s proxy statement for the immediately preceding annual meeting as the date the Company first mailed the definitive proxy materials. Accordingly, to bring a nomination before the 2007 Annual Meeting, the nomination must be received by the Secretary between January 12 and February 6, 2007.

Compensation Committee. The Compensation Committee, which met two times in 2005 plus one telephonic conference call, consists of Messrs. Bergstrom (Chairman) and Stratton. The Compensation Committee establishes all forms of compensation for the officers of the Company, administers the Company’s benefit plans for officers and employees, reviews and recommends officer selection, responds to SEC requirements on Compensation Committee reports, and performs other functions relating to officer succession and compensation. The Compensation Committee annually reviews its charter and performs an evaluation of its performance and effectiveness.

Executive Committee. The Executive Committee, which did not meet in 2005, consists of Messrs. Hoeksema (Chairman), Bergstrom and Stratton. The Executive Committee exercises the full authority of the Board of Directors in the management of the business affairs of the Company to the extent permitted by law or not otherwise limited by the Board of Directors.

Availability of Certain Corporate Governance Documents

The Company has available on its Web site at midwestairlines.com its Code of Business Conduct; Corporate Governance Guidelines; and charters for the Audit Committee, Board Affairs and Governance Committee, Compensation Committee, and Executive Committee. All of these documents are also available in print upon written request to the Director of Investor Relations of the Company at 6744 South Howell Avenue HQ-14, Oak Creek, WI 53154. The Company is not including the information contained on or available through its Web site as a part of, or incorporating such information by reference into, this proxy statement.

Communications With Board of Directors

Shareholders may communicate with the Board of Directors by writing to the Board of Directors in care of the Secretary of the Company (or, at the shareholder’s option, to a specific director).

Midwest Air Group, Inc.

Board of Directors

c/o Secretary of the Company

6744 South Howell Avenue

Oak Creek, WI  53154

The Secretary will ensure that this communication (assuming it is properly marked to the Board of Directors or to a specific director) is delivered to the Board of Directors or the specified director, as the case may be.

The Company has established a confidential hotline for Company personnel and third parties to report suspected violations of law and questionable accounting and auditing practices. Concerns reported on the hotline are received directly by the chairman of the Audit Committee of the Board of Directors. Callers may request a personal response from the chairman or they may remain anonymous. All concerns will be handled confidentially. The hotline number is 800-596-5429.

Director Compensation

In 2005, all directors who are not employees of the Company, any of the Company’s subsidiaries or any 10% or greater shareholder of the Company (“Non-employee Directors”) were paid an annual retainer of $25,000 per year, half payable in cash and half in Common Stock, and received a fee of $2,000 for each Board meeting they attended, $1,000 for each committee meeting they attended, and $500 for each telephonic Board or committee meeting they attended. In 2005, the annual retainer for the Chair of the Audit Committee was an additional $5,000 and the annual retainer for all other committee chairs was an additional $2,500. The Midwest Air Group, Inc. 2005 Non-Employee Director Stock Plan (the “2005 Director Plan”) allows each Non-employee Director to defer the receipt of fees for purposes of deferring recognition of income for tax purposes. Such deferral may be made to a share account for Common Stock granted under the 2005 Director Plan or to a cash account for those fees payable, at the director’s election, in cash. Such deferred fees (i) will be treated as invested in Common Stock, and ultimately will be paid in Common Stock, to the extent such fees would have been paid in Common Stock, or (ii) will otherwise earn a return at market rates. The directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. To encourage directors to stay well informed about the Company’s operations and service levels, the Board adopted a Director Travel Policy. Pursuant to the Director Travel Policy, each outside director and his or her spouse and dependent children are (a) eligible to purchase airline tickets at a price equal to the lowest fare structure for a specified flight and (b) entitled to one free roundtrip ticket per six-month period, in each case, subject to seat availability at the time of reservation.

EXECUTIVE OFFICERS

The executive officers of the Company as of March 1, 2006, together with their ages, positions and business experience for the past five years are:

NAME	AGE	POSITION
Timothy E. Hoeksema	59	Chairman of the Board, President, Chief Executive Officer and Director
Curtis E. Sawyer	54	Senior Vice President and Chief Financial Officer
David C. Reeve	60	Senior Vice President-Operations
Carol N. Skornicka	64	Senior Vice President-Corporate Affairs, General Counsel and Secretary
Christopher I. Stone	55	Senior Vice President-Human Resources
Scott R. Dickson	52	Senior Vice President and Chief Marketing Officer
Dennis J. O’Reilly	50	Treasurer and Director of Investor Relations
James P. Rankin	42	Senior Vice President; President and Chief Executive Officer, Skyway Airlines, Inc.

Timothy E. Hoeksema has been a director, chairman of the board, president and chief executive officer of the Company since 1983.

Curtis E. Sawyer was appointed senior vice president and chief financial officer in September 2004. Before joining the Company, he served as vice president and chief financial officer of Memphis, Tenn.-based Pinnacle Airlines, Inc. operating as Northwest Airlink, from 1997 to August 2004

David C. Reeve has served as senior vice president of operations of the Company since 1998 and has served as chairman of the board of Skyway Airlines, Inc. (d/b/a Midwest Connect) since 1999. He served as president of Skyway Airlines, Inc. from 1997 to 2000.

Carol N. Skornicka has served as senior vice president of corporate affairs, secretary and general counsel of the Company since 1998. She also served as vice president and general counsel from 1996 to 1998.

Christopher I. Stone was appointed senior vice president of human resources in 2000. Before joining the Company, he served Hewitt Associates, a human resources consulting firm, as senior consultant from 1994 to 2000.

Scott R. Dickson was appointed senior vice president and chief marketing officer in January 2005. Before joining the Company, he served as president of Airline Partner Services, Inc., a firm that provides marketing and management services to airlines serving the Americas, from 2003 to January 2005; as chairman, president and chief executive of Vanguard Airlines, Inc. from 2001 to 2003 (in July 2002, Vanguard Airlines filed a Chapter 11 proceeding, and the assets of the airline were liquidated); and as vice president of planning and revenue management for Grupo TACA, an airline servicing North, Central and South America, from 1998 to 2001.

Dennis J. O’Reilly has served as treasurer and director of investor relations since 1999. Mr. O’Reilly served as assistant treasurer from 1996 to 1999.

James P. Rankin was appointed senior vice president in July 2003. He has also served as president and chief executive officer of Skyway Airlines, Inc. since January 2001 and as assistant chief pilot for Midwest Airlines from 1999 to 2000.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of February 19, 2006 (unless otherwise indicated), the number of shares of Common Stock beneficially owned by (i) each director of the Company (including the nominees), (ii) each of the executive officers named in the Summary Compensation Table set forth below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock. Except as otherwise indicated, persons listed have sole voting and investment power over shares beneficially owned.

Name of Beneficial Owner	Shares	Percent of Class
Timothy E. Hoeksema	923,274 (1) (2)	5.1%

Curtis E. Sawyer	18,900 (1) (2)	*

Scott R. Dickson	18,700 (1) (2)	*

David C. Reeve	189,134 (1) (2)	*

Carol N. Skornicka	210,815 (1) (2)	*

John F. Bergstrom	40,259 (3) (4)	*

Ulice Payne, Jr.	10,815	*

Samuel K. Skinner	17,871	*

Elizabeth T. Solberg	11,693 (4)	*

Richard H. Sonnentag	32,524(5)	*

Frederick P. Stratton, Jr.	59,746 (4)	*

David H. Treitel	31,490(4)	*

All directors and executive officers as a group (15 persons)	1,843,398 (1) (2) (4)	9.8%

Heartland Advisors, Inc. and William J. Nasgovitz 789 North Water Street Milwaukee, WI 53202	1,561,400(6)	8.9%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,487,298 (7)	8.5%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,311,400 (8)	7.4%

_______________________________

* Less than one percent.

(1)

Includes shares of Common Stock in which the person or persons noted had an interest under the Midwest Airlines Savings & Investment Plan as of December 31, 2005. Such plan’s Common Stock fund is a unitized account that is invested in Common Stock and in liquid funds. As of a given date, each participant with an investment in the stock fund has a number of share units, and the participant’s interest in Common Stock depends upon the aggregate number of shares of Common Stock held in the stock fund as of that date. Thus, each participant has voting rights with respect to share units based upon the aggregate number of shares held in the stock fund as of the record date for a shareholders’ meeting. Each participant has the ability to divest share units through intraplan transfers.

(2)

Includes shares of Common Stock that may be purchased under currently exercisable stock options within 60 days of the record date, as follows: Mr. Hoeksema, 677,200 shares; Mr. Sawyer, 6,000 shares;
Mr. Dickson, 6,000; Mr. Reeve, 160,800 shares; Ms. Skornicka, 177,300 shares; and all directors and executive officers as a group, 1,242,500 shares.

(3)

Mr. Bergstrom shares voting and investment control over 1,745 shares that are held in trust for the benefit of Mr. Bergstrom’s children.

(4)

Includes shares of Common Stock the receipt of which has been deferred by certain Non-employee Directors pursuant to the Director Plans, as follows: Mr. Bergstrom, 16,014 shares; Ms. Solberg, 11,693 shares; Mr. Stratton, 19,746 shares; and Mr. Treitel, 20,365 shares.

(5)

Includes 2,475 shares of Common Stock held by the Cobham Group LP, a limited partnership for which
Mr. Sonnentag serves as the general partner and a limited partner.

(6)

As reported to the Securities and Exchange Commission on Schedule 13G, Heartland Advisors, Inc. and William J. Nasgovitz have shared voting power over 1,536,400 shares and shared dispositive power over 1,561,400 shares as of December 31, 2005.

(7)

As reported to the Securities and Exchange Commission on Schedule 13G, Dimensional Fund Advisors Inc. has sole voting power over 1,487,298 shares and sole dispositive power over 1,487,298 shares as of December 31, 2005.

(8)

These securities are owned by various individuals and institutional investors who own 1,311,400 shares, representing 7.4% of shares outstanding, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power of direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation paid by the Company for each of the Company’s last three years to the Company’s chief executive officer and each of the Company’s four other most highly compensated executive officers who made in excess of $100,000 in 2005 (collectively, the “named executive officers”), for services rendered in all capacities to the Company at any time during such periods.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Incentive ($)	Other Annual Compensation($)	Restricted Stock Award(s) ($) (1)	Securities Underlying Options (#) (2)	All Other Compensation($) (3)

Timothy E. Hoeksema Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$370,800 374,746 285,000	$352,800 0 25,811	$ 0 0 0	$91,000 0 0	36,000 72,000 72,000	$35,053 36,460 37,277

Curtis E. Sawyer Senior Vice President and Chief Financial Officer(4)	2005 2004	203,336 66,668	87,000 75,000	688 6,663	9,100 0	10,000 20,000	17,193 2,058

Scott R. Dickson Senior Vice President and Chief Marketing Officer(4)	2005	200,928	79,753	8,782	9,100	20,000	10,460

David C. Reeve Senior Vice President-Operations	2005 2004 2003	180,201 174,620 142,500	76,063 0 3,385	0 0 0	39,434 0 0	10,000 20,000 20,000	16,177 16,036 13,061

Carol N. Skornicka Senior Vice President- Corporate Affairs, Secretary and General Counsel	2005 2004 2003	178,992 171,556 139,576	70,300 0 7,336	0 0 0	36,400 0 0	10,000 20,000 20,000	15,163 13,606 10,666

________________________________

(1)

In 2005, restricted stock awards were granted to Messrs. Hoeksema, Sawyer, Dickson, Reeve and Ms. Skornicka in the amounts of 50,000 shares, 5,000 shares, 5,000 shares, 21,667 shares and 20,000 shares, respectively, which are subject to forfeiture until vested, which is three years from the date of grant. The dollar values shown for these shares are based upon the closing market price of the Common Stock of $1.82 on the grant date. The amounts shown represent the aggregate number and value of restricted shares held by each named executive officer as of December 31, 2005. Dividends, if any, are payable on the restricted shares, but the Company has not paid a dividend on its common stock since its initial public offering in 1995 and has no intention to pay any dividends on such common stock in the foreseeable future.

(2)

Represents options granted under the Midwest Express Holdings, Inc. 1995 Stock Option and the Midwest Air Group, Inc. 2005 Equity Incentive Plans.

(3)

The amounts shown for 2005 consist of Midwest Airlines’ contributions under: (i) the Midwest Express Airlines, Inc. Retirement Account Plan (Mr. Hoeksema – $15,225, Mr. Sawyer – $13,600, Mr. Dickson – $10,250, Mr. Reeve – $13,834 and Ms. Skornicka – $14,599); (ii) other supplemental retirement arrangements (Mr. Hoeksema – $13,828, Mr. Sawyer – $1,893, Mr. Dickson – $210, Mr. Reeve – $2,343 and Ms. Skornicka – $64); and (iii) professional services paid and other taxable income (Mr. Hoeksema – $6,000, Mr. Sawyer – $1,700 and Ms. Skornicka – $500).

(4)

Mr. Sawyer commenced employment with the Company in September 2004. Mr. Dickson commenced employment with the Company in January 2005.

Option Grants in 2005

The following table presents certain information as to grants of options to purchase Common Stock made to each of the named executive officers during 2005 pursuant to the Midwest Express Holdings, Inc. 1995 Stock Option Plan (the “Option Plan”) and the Midwest Air Group, Inc. 2005 Equity Incentive Plan (the “2005 Equity Plan”).

	Individual Grants of Common Stock (1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Grant Term (2)
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	At 5% Annual Growth Rate	At 10% Annual Growth Rate
Timothy E. Hoeksema	36,000	6.96%	$2.82	3/17/15	$48,013	$136,586
Curtis E. Sawyer	10,000	1.93	2.82	3/17/15	13,337	37,940
Scott R. Dickson	20,000	3.87	2.94	1/10/15	36,979	93,712
David C. Reeve	10,000	1.93	2.82	3/17/15	13,337	37,940
Carol N. Skornicka	10,000	1.93	2.82	3/17/15	13,337	37,940

______________________________

(1)

The options to purchase Common Stock reflected in the table (which are nonstatutory stock options for purposes of the Internal Revenue Code of 1986, as amended (the “Code”)) were granted effective January 10, 2005 and March 17, 2005 and vest 30% on the first anniversary of the date of grant, another 30% on the second anniversary of the date of grant, and the final 40% on the third anniversary of the date of grant. The options are subject to early vesting in the case of the optionee’s death, disability or retirement, or a change of control (as defined in the Option Plan) of the Company.

(2)

This presentation is intended to disclose the potential value that would accrue to the optionee if the options were exercised the day before they would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the SEC regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

Aggregated Option Exercises in 2005 and Year-End Option Values

None of the named executive officers exercised options to acquire Common Stock during 2005. The following table sets forth information regarding the year-end value of unexercised options held by such officers under the Option Plan.

Option Values as of December 31, 2005

	Number of Securities Underlying Unexercised Options At December 31, 2005	Value of Unexercised in-the-Money Options at December 31, 2005 (1)
Name	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Timothy E. Hoeksema	514,300/115,200	$ 129,384/239,256
Curtis E. Sawyer	6,000/24,000	13,560/59,840
Scott R. Dickson	0/20,000	0/54,000
David C. Reeve	146,800/32,000	35,940/66,460
Carol N. Skornicka	169,300/32,000	35,940/66,460

________________________________

(1)

The dollar values are calculated by determining the difference between the fair market value of the underlying stock as of December 30, 2005, which was $5.64, and the exercise price of the options.

Agreements with Named Executive Officers

The Company has agreements with Mr. Hoeksema, Mr. Sawyer, Mr. Dickson, Mr. Reeve and Ms. Skornicka that provide that each such officer is entitled to benefits if, after a change in control (as defined in the agreements) of the Company, such officer’s employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the agreements) or (ii) termination by the officer following the first anniversary of the change in control or due to a breach of the agreement by the Company or a significant adverse change in the officer’s responsibilities. In general, the benefits provided are: (a) a cash termination payment equal to one to three times the sum of the executive officer’s annual salary and highest annual incentive payment during the three years before the termination, (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination, (c) supplemental pension benefits, and (d) outplacement services. Each agreement provides that, if any portion of the benefits, under the agreement or under any other agreement, would constitute an “excess parachute payment” for purposes of the Code, benefits are reduced so that the executive officer is entitled to receive $1 less than the maximum amount that such officer can receive without becoming subject to the 20% excise tax imposed by the Code, or which the Company may pay without loss of deduction under the Code.

Under the terms of an employment letter dated August 4, 2004, Mr. Sawyer is entitled to receive a base salary of $16,667 per month. Mr. Sawyer is also entitled to participate in the Company’s Annual Incentive Plan and to receive minimum guaranteed annual incentive payouts for his first three years of employment in the amounts of $75,000 in the first year, $50,000 in the second year and $25,000 in the third year. Mr. Sawyer also received under the employment letter an award of 20,000 stock options on his date of hire with an exercise price determined by the market price of the Company’s Common Stock on such date, and will be eligible to participate in the Company’s management stock option plans. In addition to the comprehensive benefit program in which all Company employees are eligible to participate, Mr. Sawyer received relocation assistance and is eligible to participate in the Company’s Supplemental Executive Retirement Plan, to receive reimbursement for financial planning and associated fees, and to certain vacation and health benefits available to the Company’s senior management.

Under the terms of an employment letter dated December 16, 2004, Mr. Dickson is entitled to receive a base salary of $17,083 per month. Mr. Dickson is also entitled to participate in the Company’s Annual Incentive Plan and to receive a minimum guaranteed annual incentive payout of $25,000 for his first year of employment. Mr. Dickson also received under the employment letter an award of 20,000 stock options on his date of hire with an exercise price determined by the market price of the Company’s Common Stock on such date, and will be eligible to participate in the Company’s management stock option plans. In addition to the comprehensive benefit program in which all Company employees are eligible to participate, Mr. Dickson received relocation assistance and is eligible to participate in the Company’s Supplemental Executive Retirement Plan, to receive reimbursement for financial planning and associated fees, and to certain vacation and health benefits available to the Company’s senior management.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Background

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has responsibility to establish the compensation and benefits for officers of the Company, among others. The Compensation Committee administers a total compensation strategy, which targets median pay in total cash compensation, including base salary and annual incentive compensation. The annual incentive compensation is an “at risk” component of pay and its award is contingent on the achievement of key business objectives, which include both Company financial performance and individual/departmental objectives.

The Compensation Committee also believes executive officers must be accountable for their compensation based on Company and individual performance, and general economic as well as industry conditions, using the following framework:

1.

As in the past, the Company should continue to work to align the total compensation of its employees with industry and contemporary pay practices in general, while maintaining a cost structure that will allow the Company to be successful over the long term.

2.

The Company must create and maintain compensation structures that attract and retain a high quality work force.

3.

The Company’s total compensation must recognize and reward employees for their contributions to the Company’s success.

4.

Compensation must align the interests of employees with those of the Company’s shareholders.

A key objective of employee compensation is to ensure that a company delivers compensation that is sufficient to attract and retain qualified employees. Thus, as part of its compensation strategy, the Company identifies its competitors for executive and other employee talent and positions itself relative to the compensation those competitors provide. The Company’s competitors for personnel are primarily others in the airline industry and general industry. However, it is difficult to determine where the Company should position itself with respect to compensation relative to airline competitors because there are no airlines that are directly comparable with respect to size, sales volume and strategy. Therefore, the Compensation Committee utilizes a number of non-industry-specific sources of data to ensure it maintains a competitive position not just with the airline industry but with other service-related industries as well. While the Compensation Committee continues to survey the airline industry, the Compensation Committee also surveys other relevant service industries and industry in general.

The Company is a regular participant in two airline industry surveys. The first survey is from the Salary Information Retrieval System conducted by Organization Resources Counselors, Inc. This survey, which is updated semi-annually, includes major and national airlines. It focuses on management, office and some line positions (which may include pilots, flight attendants, customer service and reservations representatives, mechanics, inspectors, dispatchers, aircraft cleaners and similar positions). The Company also participates in an airline industry compensation survey for executive management conducted by Organizational Concepts International (OCI). The OCI study is updated annually and includes carriers that are similar to the Company. The Company also relies on available market information regarding competitive compensation practices for positions that are not specific to the airline industry.

In 2005, for purposes of setting base compensation for officers, the Compensation Committee utilized current market survey data collected by Watson Wyatt Data Services and William M. Mercer in their Top Management Compensation Survey and their Executive Compensation Survey, respectively. These surveys provide data on average salaries (and percentiles), short-term incentive eligibility and level of payment, and long-term incentive eligibility. These surveys provide general, all-industry data summaries as well as industry-specific summaries.

The Compensation Committee also collected base compensation data from the EDGAR database of the U.S. Securities and Exchange Commission. This database provides access to proxy statements of all publicly traded companies, which include information regarding compensation paid to the executive officers of those companies in recent fiscal years. The Compensation Committee used the database to collect compensation data relating to other publicly traded airlines whose revenue was approximately the same as the Company’s for analysis and comparison.

Based on the surveys and the results of the Compensation Committee’s analysis of other airlines’ executive compensation, the Compensation Committee concluded that compensation for the Company’s officers in 2005 was in need of adjustment given the Company’s size and the levels of executive compensation paid in the airline industry and industry in general.

2005 Base Compensation

Base Salary. The Compensation Committee evaluated each executive’s compensation relative to market rates for similar positions as reflected in the information described above and established a base salary range for each position based on that evaluation. The Compensation Committee determined market value for positions by analyzing the amount that other employers pay for experienced employees in comparable positions, using available specific data regarding other employers’ pay practices and market survey data, and setting market values for the Company’s positions based on this analysis. In considering information concerning other employers’ pay practices, the Compensation Committee did not factor in the performance of those employers. Using the midpoint for each position, the Compensation Committee approved a salary range for each executive officer position where the minimum salary was 20% below the midpoint and the maximum salary was 20% above the midpoint. For each individual executive officer, the Compensation Committee established a base salary within the established range based on an individual’s experience, length of service in the position and, most importantly, performance. During 2005, the Company did not adjust base salary midpoints. With respect to salary adjustments for the named executive officers (excluding Mr. Hoeksema), the Committee considered the recommendations of Mr. Hoeksema. Base salaries for each of the named executive officers are shown in the Summary Compensation Table under the heading “Salary.”

Annual Incentive Compensation. Incentive pay is an integral part of the Company’s compensation program, providing a strategic means to compensate eligible employees. These payments are market-competitive, allowing the Company to attract and retain high quality employees.

The Company delivers incentive compensation to executive officers and senior management through the Company’s Annual Incentive Plan (the “Plan”), which the Compensation Committee administers. The purpose of the Plan is to provide incentives to eligible participants to create additional shareholder value. Payments under the Plan may focus on corporate and/or subsidiary financial performance, and/or individual performance measures that drive shareholder value, as determined by the Compensation Committee. For 2005, the Plan provides for two components: a corporate financial component and an individual performance measures component. For executive officers, other than Mr. Hoeksema, 65% of the incentive award is tied to achievement of the corporate financial objective; the other 35% is tied to achievement of personal/departmental objectives. For Mr. Hoeksema, 80% of the incentive award is tied to achievement of the corporate financial objective and 20% is tied to achievement of personal/departmental objectives. The target performance level for full payout under the corporate financial component was approximately $15 million in operating profit. The threshold target – which would result in an 80% payout of the corporate financial component – was to finish the year with the same unrestricted cash balance as the Company had at the beginning of the year, as determined by the Compensation Committee.

Under the Plan for 2005, the Compensation Committee approved for each eligible employee an annual incentive target award that was a percentage of the base salary midpoint for the employee’s position. The target awards for executive officers ranged from 30% to 100% of an officer’s midpoint. The Compensation Committee reviewed and approved the 2005 Annual Incentive Plan financial threshold target based on the achievement of cash flow neutrality, as defined above, and individual performance achievements for each eligible participant.

Long-term Incentive Compensation. The Compensation Committee historically relied on the Option Plan (or any replacement or similar plan) to provide long-term incentives to executive officers and senior management and to align their interests with those of shareholders.

During 2005, the Compensation Committee reviewed the use of stock option awards and determined that the Company needed to diversify its long-term equity awards to strengthen the retention component of the awards and to reduce the potential for shareholder dilution associated with the stock option awards. For 2005 the Committee modified its long-term incentive program and approved the Equity Incentive Plan, which was subsequently approved by the Company’s shareholders. The Equity Incentive Plan allows for various types of awards keyed to the performance of the Company’s Common Stock, including stock options, stock appreciation rights and restricted stock. A Long Term Performance Plan (the “LTPP”) was approved for officers that is intended to motivate top executives to achieve longer-term objectives, resulting in long-term increased value to shareholders of the Company and to align executives’ total compensation with competitive practices while satisfying retention needs. Only officers and other key executives of the Company who have a significant influence on the long-term performance of the Company are eligible to participate in the LTPP. For 2005, the Compensation Committee approved stock option and restricted stock awards to executive officers and certain members of senior management, with the sizes of the awards determined relative to the scope of each recipient’s position and market data without taking into account options previously granted or the recipient’s shareholdings. All options were granted at fair market value as of the date of grant pursuant to the terms of the Option Plan approved by the Company’s shareholders.

For the Company’s executive officers for 2005, the Compensation Committee set achievement of certain net profit performance goals for a multi-year period as the criterion used to determine the amount that could be paid to each officer under the LTPP. Awards are subject to control measures that prohibit awards in the event the Company fails to achieve positive cash flow. These control measures and the Company’s failure to meet the net profit performance goals in 2005 resulted in no awards being payable with respect to 2005 performance.

Other Compensation. Other elements of compensation for executive officers include a 401(k) retirement account savings plan with a contingent Company match feature, a defined contribution plan and a supplemental benefit plan. The Compensation Committee has determined that these elements and their terms are consistent with competitive practice. In 2005, no Company match was paid under the 401(k) retirement account savings plan based on the Company’s financial performance.

Chief Executive Officer Compensation

The philosophy of the Compensation Committee is to tie the most significant portion of the chief executive officer’s compensation directly to leadership in establishing and meeting short-term and medium-term financial and operational goals, and in developing and implementing long-term strategies.

Currently, Mr. Hoeksema’s base salary is $370,800 and he participates in the Annual and the Long-Term Incentive Plans. In 2005, the Compensation Committee approved a base salary increase for Mr. Hoeksema, but Mr. Hoeksema voluntarily declined the salary increase because of the Company’s financial condition. Mr. Hoeksema’s base salary is below the base salary range midpoint the Compensation Committee previously established for his position. The Compensation Committee determined that Mr. Hoeksema’s performance in his position during 2005 was outstanding.

Mr. Hoeksema’s annual incentive Target Award under the Annual Incentive Plan for 2005 represented 100% of his base salary midpoint. For the individual component of the annual incentive plan, the Committee noted Mr. Hoeksema’s significant accomplishments and contributions during 2005, including:

Improved airline operating effectiveness

•

Continued improvement in non-fuel unit costs (down 1.8% from 2004) due to companywide productivity improvements and better aircraft utilization across all fleets.

•

Improved operating revenue (up 26% from 2004) through increased loads and more competitive pricing.

•

Increased traffic 35% on a 21 % increase in capacity compared with 2004.

•

Increased market share in Milwaukee (to 47% in 2005 from 40% in 2004) and Kansas City (to 7.7% from 4.6%).

•

Rise in stock price to $5.64 at year-end 2005 from $2.91 at year-end 2004.

•

Recognition of Midwest Airlines’ superior customer service through ranking as best domestic airline by both Travel & Leisure magazine and the Zagat Airline Survey, as well as #1 ranking in seat comfort/legroom, food/beverages and cabin service by the Condé Nast Traveler Business Travel awards.

Continued growth of Midwest and Skyway Airlines

•

Development of key internal talent and recruitment of outside talent to critical leadership roles.

•

Introduction of new destinations and markets, increased frequency to existing cities, and improved connectivity.

•

Fleet expansion through the addition of five new Boeing 717 aircraft.

•

Brand enhancements, including introduction of buy-onboard Best Care Cuisine service, onboard video entertainment for rental on longer flights, and the Premier Pet Program.

To specifically link a portion of his compensation to the enhancement of long-term shareholder value, Mr. Hoeksema was awarded long-term incentive compensation in 2005 in the form of stock options and restricted stock. Mr. Hoeksema’s long-term performance Target Award under the Long-Term Performance Plan for 2005 represented 35% of his base salary midpoint. As noted above, no award is payable based on 2005 Company performance. Mr. Hoeksema received options to purchase 36,000 shares, and was granted 50,000 restricted shares on the basis described above.

Section 162(m) Limitations

Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive officers’ compensation that exceeds $1 million per year unless certain requirements are met. The Compensation Committee intends to qualify a sufficient amount of compensation to its executive officers so that Section 162(m) of the Code will not adversely impact the Company.

The foregoing report has been approved by all members of the Compensation Committee.

The Compensation Committee

John F. Bergstrom, Chairman

Frederick P. Stratton, Jr.

AUDIT COMMITTEE REPORT

In accordance with its written Charter adopted by the Board of Directors, the Audit Committee has oversight responsibility for the quality and integrity of the financial reporting practices of the Company. While the Audit Committee has oversight responsibility, the primary responsibility for the Company’s financial reporting, disclosure controls and procedures, and internal controls and procedures rests with management, and with the Company’s independent auditors responsible for auditing the Company’s financial statements.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s responsibilities and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risk.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2005 with management and the independent auditors. Additionally, the Audit Committee reviewed management’s evaluation of the effectiveness of the Company’s internal control over financial reporting with management, including a discussion of the conclusion reached by management. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and the independent auditors have the responsibility for the examination of those financial statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The foregoing report has been approved by all members of the Audit Committee.

The Audit Committee

Richard H. Sonnentag, Chairman

Frederick P. Stratton, Jr.

Ulice Payne, Jr.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on Common Stock for the period beginning December 29, 2000 and ending December 30, 2005, with the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the AMEX Airlines Index based on the closing value of each index beginning December 29, 2000 and ending December 30, 2005. The graph assumes investments of $100 on December 29, 2000 in Common Stock of the Company at its closing price of $14.69 per share on December 29, and the S&P 500 Index and the AMEX Airlines Index at their respective December 29, 2000 closing prices. Any dividends are assumed to be reinvested.

MIDWEST AIR GROUP, INC.

Relative Market Performance

December 29, 2000 to December 30, 2005

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
Midwest Air Group, Inc.	$100.00	$ 99.39	$36.42	$28.66	$19.81	$38.39
AMEX Airlines Index (1)	100.00	52.08	22.96	36.32	35.56	32.22
S&P 500 Index	100.00	86.96	66.64	84.22	91.79	94.55

________________________________

(1)

The AMEX Airlines Index consists of AirTran Holdings, Inc., Alaska Airlines, Inc., AMR Corporation, Continental Airlines, Inc., Delta Air Lines, Inc., ExpressJet Holdings, Inc., JetBlue Airways Corporation, Northwest Airlines, Inc., Skywest, Inc. and Southwest Airlines Co.

INDEPENDENT AUDITORS

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) served as the Company’s independent auditors in 2005. Representatives of Deloitte will be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so. Deloitte was formally approved in February 2005.

Fees

The following table summarizes the aggregate fees Deloitte billed the Company for professional services performed in 2005 and 2004:

Fees	2005	2004
Audit Fees (1)	$401,000	$527,000
Audit-related Fees (2)	40,000	45,000
Tax Fees (3)	127,000	154,000
All Other Fees (4)	1,500	0
Total	$569,500	$726,000

(1)

Fees for audit services billed in 2005 and 2004 included

•

audit of the Company’s annual financial statements

•

reviews of the Company’s quarterly financial statements

•

audit of the Company’s internal control over financial reporting

•

consents and other services related to Securities and Exchange Commission matters

(2)

Fees for audit-related services billed in 2005 and 2004 included

•

audits of airport passenger facility charges

•

audits of employee benefit plans

•

immigration and naturalization service user fees agreed-upon procedures

(3)

Fees for tax services billed in 2005 and 2004 included

•

Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings, including

(i)

federal, state and local income tax return assistance

(ii)

sales and use, property and other tax return assistance

(iii)

requests for technical advice from taxing authorities

(iv)

assistance with tax audits and appeals

Fees for tax services billed in 2005 included

•

tax consultation and assistance relating to proof of taxation in respect to Wisconsin fuel tax refund claims and process

•

tax consultation related to Kansas City expansion

(4)

Fees for other services provided billed in 2005 include:

•

access to the Deloitte Accounting Research Tool (DART). DART, a Web-based accounting research system, is a paid subscription service that features Deloitte & Touche LLP’s proprietary accounting guidance and includes comprehensive authoritative accounting and regulatory literature.

Pre-Approval Policy and Independence

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee approved 100% of the services performed by Deloitte in 2005, as identified above. The Audit Committee considered the non-audit services provided by Deloitte in 2005 and 2004 and determined that the provision of those services is compatible with maintaining auditor independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires the Company’s officers and directors to file reports concerning the ownership of Company equity securities with the Securities and Exchange Commission and the Company. The Company files the required reports on behalf of the officers and directors. The Company believes that, during the year ended December 31, 2005, all of its directors and executive officers complied with Section 16(a) filing requirements, except David H. Trietel who failed to timely file a Form 4.

OTHER MATTERS

The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2005. Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders who hold their shares through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s 2005 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2005 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by writing or calling Midwest Air Group, Inc., Attention: Investor Relations, 6744 South Howell Avenue HQ-14, Oak Creek, WI, 53154; (414) 570-3954.

The cost of solicitation of proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. The Company also reserves the right to retain a proxy solicitor to solicit proxies, in which case the Company will pay the solicitor’s fees and expenses. Brokers, nominees and custodians who hold stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

The Board of Directors does not intend to present at the Meeting any matters other than those set forth herein and does not presently know of any other matters that may be presented to the Meeting by others. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy on any such matters in accordance with their best judgment.

A shareholder who intends to present a shareholder’s proposal at the 2007 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”) must deliver the proposal to the Company no later than November 23, 2006 if such proposal is to be included in the Company’s proxy materials for the 2007 Annual Meeting.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2007 Annual Meeting of Shareholders must comply with the requirements set forth in the Company’s Bylaws. Among other things, a shareholder must give written notice to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for its 2006 Annual Meeting of Shareholders. Therefore, since the Company anticipates mailing its proxy statement on March 21, 2006, the Company must receive written notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2007 Annual Meeting of Shareholders no sooner than January 10, 2007 and no later than February 4, 2007. If the notice is received after February 4, 2007, then the Company is not required to present such proposal at the 2007 Annual Meeting of Shareholders because the notice will be considered untimely. If the Board of Directors chooses to present such a shareholder’s proposal submitted after February 4, 2007 at the 2007 Annual Meeting of Shareholders, then the persons named in proxies solicited by the Board of Directors for such meeting may exercise discretionary voting power with respect to such proposal.

Milwaukee, Wisconsin March 23, 2006	By Order of the Board of Directors, Carol N. Skornicka Senior Vice President-Corporate Affairs, Secretary and General Counsel

ANNUAL MEETING OF SHAREHOLDERS OF

MIDWEST AIR GROUP, INC.

COMMON

April 26, 2006

Please vote, date, sign,

detach and mail your proxy

card in the envelope provided

as soon as possible.

↓     Please detach and mail in the envelope provided.     ↓

▀

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

PLEASE VOTE, SIGN, DATE, DETACH AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

1. Proposal by the Board of Directors to elect three directors to serve for a three-year term to expire at the 2009 Annual Meeting of Shareholders: NOMINEES		2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.
□ FOR ALL NOMINEES □ WITHHOLD AUTHORITY FOR ALL NOMINEES □ FOR ALL EXCEPT (See instructions below)	○ Samuel K. Skinner ○ Elizabeth T. Solberg ○ Richard H. Sonnentag

Your vote is very important.  Whether or not you attend the Meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the proxy card in the postage-paid envelope provided (or, if applicable, by following the instructions supplied to you by your bank or brokerage firm for voting by telephone or via the Internet).  You retain the right to revoke the proxy at any time before it is actually voted by delivering notice of such revocation to the Secretary of the Company in open meeting or by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

	□	Please check here if you plan to attend the meeting. □
Signature of Shareholder________________________ Date: ________ Signature of Shareholder_____________________ Date: ________

Note:

This proxy must be signed exactly as the name appears hereon.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

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COMMON

MIDWEST AIR GROUP, INC.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

(414) 570-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Notice is hereby given that the Annual Meeting of Shareholders (the “Meeting”) of Midwest Air Group, Inc. (the “Company”) will be held at the Clarion Hotel Airport, 5311 South Howell Avenue, Milwaukee, Wisconsin on Wednesday, April 26, 2006 at 10:00 a.m. CDT, for the following purposes:

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, then the Proxy will be voted FOR the election of the nominees listed.

(Continued, and to be signed on the reverse side.)

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